EXHIBIT 15

May 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 1, 2013 on our review of interim financial information of Sonoco Products Company for the three-month periods ended March 31, 2013 and April 1, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; File No. 333-152531; and File No. 333-184692) and Form S-3 (File No. 333-182988).

Yours very truly,

/s/ PricewaterhouseCoopers LLP